As filed with the Securities and Exchange Commission on July 1, 2013

Registration Statement No. 333-183079

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-183079

Knight Capital Group, Inc.	Delaware	22-3689303
(Exact name of registrant as specified in its charter)	(State or other jurisdiction or incorporation or organization)	(I.R.S. Employer Identification No.)

545 Washington Boulevard Jersey City, New Jersey 07310 (201) 222-9400	John McCarthy, Esq. Knight Capital Group, Inc. 545 Washington Boulevard Jersey City, New Jersey 07310 (201) 222-9400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable.

If only the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller-reporting company. See the definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-3 (the “Registration Statement”) of Knight Capital Group, Inc. (the “Registrant”):

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File No. 333-183079, pertaining to the registration of an indeterminate principal amount and number of each of the identified securities (debt securities, common stock, preferred stock, warrants, purchase contracts, depositary shares, units and rights) for the purpose of offering the securities from time to time in unspecified numbers at unspecified prices.

On July 1, 2013, pursuant to the Amended and Restated Agreement and Plan of Merger by and among GETCO Holding Company, LLC (“GETCO”), GA-GTCO, LLC (“GA-GTCO”), the Registrant, Knight Holdco, Inc. (now KCG Holdings, Inc. (“KCG”)), Knight Acquisition Corp, GETCO Acquisition, LLC and GA-GTCO Acquisition, LLC, dated as of December 19 2012, and amended and restated as of April 15, 2013, (i) Knight Acquisition Corp, a wholly owned direct subsidiary of KCG merged with and into the Registrant, with the Registrant surviving the merger, (ii) GETCO Acquisition, LLC, a wholly owned direct subsidiary of KCG, merged with and into GETCO, with GETCO surviving the merger and (iii) GA-GTCO merged with and into GA-GTCO Acquisition, LLC, a wholly owned direct subsidiary of KCG, with GA-GTCO Acquisition, LLC surviving the merger (collectively, the “Mergers”). Following the Mergers, each of the Registrant, GETCO and GA-GTCO Acquisition, LLC continued as wholly owned direct subsidiaries of KCG.

In connection with the consummation of the Mergers, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration the securities of the Registrant registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, State of New Jersey, on the 1st day of July, 2013. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

KNIGHT CAPITAL GROUP, INC.

By:	/s/ Steven Bisgay
Name:	Steven Bisgay
Title:	Chief Financial Officer